                         SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:
( ) Preliminary Proxy Statement
( ) Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2)
(X) Definitive Proxy Statement
( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to Section 140.14a-1(c) or Section
    240.14a-12

                             Tyson Foods, Inc.
             (Name of Registrant as Specified in Its Charter)

                             Tyson Foods, Inc.
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.
     (1) Title of each class of securities to which transaction applies:

     ______________________________________________________________________
(2) Aggregate number of securities to which transaction applies:

     ______________________________________________________________________
     (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ______________________________________________________________________
     (4) Proposed maximum aggregate value of transaction:

     ______________________________________________________________________
     (5) Total fee paid:
     ______________________________________________________________________

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously paid:__________________________________________
     (2) Form Schedule or Registration Statement No.:_____________________
     (3) Filing Party:____________________________________________________
     (4) Date Filed:______________________________________________________

                             Tyson Foods, Inc.
                          2210 West Oaklawn Drive
                      Springdale, Arkansas 72762-6999

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             January 12, 1996

To the Shareholders of Tyson Foods, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Tyson Foods, Inc., a Delaware corporation (the "Company"), will be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, January 12, 1996, at 10:00 a.m., local time, for the following purposes:

     1. To fix the number of directors for the ensuing year at ten and to elect ten directors.

     2. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record at the close of business on November 20, 1995, will be entitled to vote at the Annual Meeting and any adjournments thereof. A list of shareholders entitled to vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at the office of the Company's General Counsel, 3422 N. College, Suite 3, Fayetteville, Arkansas 72703.

The Company's Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended September 30, 1995, is being mailed to shareholders together with this Notice and Proxy Statement.

                                   By Order of the Board of Directors


                                             Mary Rush
                                             Secretary

Springdale, Arkansas
December 6, 1995


                          YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                             Tyson Foods, Inc.
                          2210 West Oaklawn Drive
                      Springdale, Arkansas 72762-6999

                              PROXY STATEMENT
                                    For
                      ANNUAL MEETING OF SHAREHOLDERS
                 On January 12, 1996 and any Adjournments

                   SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors of Tyson Foods, Inc. (the "Company"). It is for use only at the Annual Meeting of Shareholders to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, January 12, 1996, at 10:00 a.m., local time, and any adjournments thereof.

Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

This proxy material is first being mailed to shareholders on or about December 6, 1995.
                    OUTSTANDING STOCK AND VOTING RIGHTS

As of September 30, 1995, the outstanding shares of the Company's capital stock consisted of 76,335,669 shares of Class A Common Stock and 68,454,388 shares of Class B Common Stock. The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding on November 20, 1995, will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments thereof. Each share of Class A Common Stock will entitle the holder to one vote and each share of Class B Common Stock will entitle the holder to ten votes on all such matters. The stock transfer books of the Company will not be closed.

The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD." If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by listing the name(s) of such nominee(s) in the space provided. If you checked the box marked "WITHHOLD" your vote will be treated as an abstention and accordingly your shares will neither be voted for nor against a director but will be counted for quorum purposes. Broker "non-votes" are not relevant to the determination of quorum or whether the proposal to elect directors has been approved.

                          PRINCIPAL SHAREHOLDERS

The following table sets forth certain information, as of September 30, 1995, regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

===========================================================================
Name and Address of                            Number of Shares    Percent
 Beneficial Owner             Title of Class  Beneficially Owned  of Class
==========================================================================
Don Tyson and             Class B Common Stock    68,399,040(1)    99.9
Tyson Limited Partnership
2210 W. Oaklawn Drive
Springdale, AR  72762-6999

INVESCO PLC               Class A Common Stock     4,000,500(2)     5.2
11 Devonshire Square
London EC2M 4YR
England

(1) Includes 500,000 shares of Class B Common Stock owned of record by Don Tyson, Senior Chairman of the Board of the Company, and 67,899,040 shares of Class B Common Stock owned of record by the Tyson Limited Partnership, a Delaware limited partnership (the "Partnership"). Don Tyson has a 54.3123 combined percentage interest as a general and limited partner in the Partnership and the Estate of Randal Tyson has a 45.0620 percentage interest as a limited partner in the Partnership. Barbara A. Tyson, the widow of Randal Tyson, has limited dispositive power with respect to, and is the principal income beneficiary of, the Estate of Randal Tyson. Don Tyson's adult children, including John H. Tyson, are contingent beneficiaries of such estate. The managing general partner of the Partnership is Don Tyson. The other general partners are Leland E. Tollett, Chairman of the Board and Chief Executive Officer of the Company; Joe F. Starr, Director and Vice President of the Company; John H. Tyson, Director and President of the Beef and Pork Division of the Company; James B. Blair, General Counsel to the Company; and Harry C. Erwin, Jr. Don Tyson, as managing general partner, has the exclusive right, subject to certain restrictions, to do all things on behalf of the Partnership necessary to manage, conduct, control and operate the Partnership's business, including the right to vote all shares or other securities held by the Partnership, as well as the right to mortgage, pledge, or grant security interests in any assets of the Partnership. The Partnership terminates December 31, 2040. Additionally, the Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners and (iii) the sale of all or substantially all of the Partnership's assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause a dissolution of the Partnership. Upon dissolution of the Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the Partnership assets. In addition to the above-listed shares of Class B Common Stock, the Partnership also is the record owner of 600,000 shares of Class A Common Stock of the Company.

(2) A report on Schedule 13G has been filed with the Securities and Exchange Commission by INVESCO PLC ("INVESCO") indicating that INVESCO has shared voting and dispositive power over 4,000,500 shares of Class A Common Stock. The foregoing information has been included in reliance upon, and without independent investigation of, the disclosures contained in INVESCO's Schedule 13G.

                     SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company's two classes of Common Stock, as of September 30,
1995, by its directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:
===========================================================================
                     Shares of    Percent of  Shares of    Percent of
                     Class A      Outstanding Class B      Outstanding
                     Common       Class A     Common       Class B
                     Stock        Common      Stock        Common
                     Beneficially Stock       Beneficially Stock     Voting
                     Owned(1)                 Owned(1)           Percentage
Name of Beneficial Owner
===========================================================================
Don Tyson              806,309(2) 1.1       68,399,040(3)    99.9   90.0
Leland E. Tollett(4) 2,068,545    2.7                                *
Joe F. Starr(4)      1,424,119(5) 1.9                                *
Neely E. Cassady       817,908    1.1                                *
John H. Tyson(4)(6)    186,689(7)  *                                 *
Barbara A. Tyson(6)    102,894     *                                 *
Fred S. Vorsanger       34,000     *                                 *
Shelby D. Massey         3,852     *                                 *
Lloyd V. Hackley         5,886     *                                 *
Donald E. Wray         496,125     *                                 *
Gerald M. Johnston     607,280(7)  *                                 *
David S. Purtle         62,076     *                                 *
All Directors and
Executive Officers
as a group           7,027,947   9.2      68,399,040        99.9   90.8
(19 persons)

*Indicates ownership or aggregate voting percentage of less than 1%.

(1) Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the foregoing table include shares owned directly, shares held in such person's accounts under the Company's employee stock purchase plan, shares owned by certain of the individual's family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. Also includes shares subject to presently exercisable options held by certain named individuals.

(2) Includes 600,000 shares of Class A Common Stock owned of record by the Tyson Limited Partnership.

(3) Includes all shares of Class B Common Stock owned of record by the Tyson Limited Partnership as described in Footnote 1 to the Principal Shareholders table.

(4) Does not include any shares of Class A and Class B Common Stock owned of record by the Tyson Limited Partnership of which Leland E. Tollett, Joe
F. Starr and John H. Tyson have a general partnership interest. See Footnote 1 to the Principal Shareholders table.

(5) Does not include 628,000 shares of Class A Common Stock held by the Tyson Foundation, a nonprofit charitable organization. Mr. Starr is a trustee of the Foundation and disclaims beneficial ownership of all such shares.

(6) Does not include Class B Common Stock owned of record by the Tyson Limited Partnership nor 469,646 shares of Class A Common Stock owned by the Estate of Randal Tyson.

(7) Does not include 1,500,000 shares of Class A Common Stock held by a trust established for the Company's profit sharing plan for which John H. Tyson, an executive officer and a director of the Company, and Gerald M. Johnston, an executive officer of the Company, serve as trustees. Each trustee disclaims beneficial ownership of such shares.

                           ELECTION OF DIRECTORS

The Company's Board of Directors for the ensuing year will consist of ten members who are to be elected for a term of one year or until their successors are duly elected and qualified. The following slate of ten nominees has been chosen by the Board of Directors, and the Board recommends that each be elected.

Don Tyson, Age 65; Senior Chairman of the Board of Directors of the Company. Mr. Tyson served as Chairman of the Board until April 1995 and has been a director of the Company since 1952. He served as Chief Executive Officer of the Company until March 1991.

Leland E. Tollett, Age 58; Chairman and Chief Executive Officer of the Company. Mr. Tollett was named Chairman of the Board in April 1995. He served as Vice Chairman, President and Chief Executive Officer of the Company since March 1991 and President and Chief Operating Officer from 1983 until 1991. He has been a director of the Company since 1984.

Joe F. Starr, Age 62; Vice President of the Company and member of the Board of Directors of the Company. Mr. Starr was a member of the Board of Directors of Worthen National Bank of Northwest Arkansas, Fayetteville, Arkansas, from 1980 to 1991. Mr. Starr has served the Company as a director since 1969.

John H. Tyson, Age 42; President, Beef and Pork Division and Director of Governmental, Media and Public Relations. Mr. Tyson has also served the Company as Vice President and Director of Engineering/Environmental/Capital Spending, as Vice President, Marketing/Corporate Accounts and as Special Projects Manager. Mr. Tyson has been a director of the Company since 1984.

Shelby D. Massey, Age 62; farmer and private investor. Mr. Massey served as Senior Vice Chairman of the Board of Directors of the Company from 1985 to 1988. He has been a director of the Company since 1985.

Neely E. Cassady, Age 67; Chairman of the Board and Chief Executive Officer of Sunmark and Chairman of the Board of Cassady Associates, Inc. and it's affiliate, H.K. Brewer Electric in Little Rock, Arkansas. Mr. Cassady is an Arkansas State Senator serving since January 1983. Mr. Cassady has been a director of the Company since 1974.

Fred S. Vorsanger, Age 67; private business consultant, Walton Arena Manager and Vice President (Emeritus) of the University of Arkansas. He is a director of McIlroy Bank & Trust Co. of Fayetteville and has served as Mayor and director of the City of Fayetteville, Arkansas. Mr. Vorsanger served as a Vice President of the University of Arkansas from 1968 until 1988. He has been a director of the Company since 1977.

Barbara A. Tyson, Age 46; Vice President of the Company. Ms. Tyson has served in related capacities for the last five years and was previously a Regional Sales Manager in the Foodservice Division. Ms. Tyson has been a director of the Company since 1988.

Lloyd V. Hackley, Age 54; President, North Carolina Community College System. Mr. Hackley was Chancellor and Tenured Professor of Political Science at the Fayetteville State University, Fayetteville, North Carolina, from 1988 to 1995. Mr. Hackley has been a director of the Company since 1992.

Donald E. Wray, 58; President and Chief Operating Officer of the Company. Mr. Wray was named President and Chief Operating Officer in April 1995 after serving as Chief Operating Officer since 1991, Senior Vice President, Sales and Marketing Division since 1985, Senior Vice President of Processing, Sales and Marketing Division since 1983 and Executive Vice President of Sales and Marketing since 1981. Mr. Wray has been a director of the Company since January 1994.

Each of the foregoing nominees is currently serving as a director of the Company. Each was elected at the last Annual Meeting of Shareholders. John
H. Tyson is the son of Don Tyson. Barbara A. Tyson is the widow of Randal Tyson, who was the brother of Don Tyson and uncle of John H. Tyson. There are no other family relationships among the foregoing nominees. By reason of their beneficial ownership of the Company's common stock, Don Tyson and the Tyson Limited Partnership are deemed to be controlling persons of the Company. None of the companies or organizations listed above is a parent, subsidiary or affiliate of the Company.

Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing ten nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board of Directors.

The Board of Directors (the "Board") does not have a standing nominating committee. The Board nominates persons to be nominees for director and will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before September 30 in any year. The Board has a compensation committee whose primary function is to oversee the administration of the Company's employee benefit plans and establish the Company's compensation policies. See "Report of Compensation Committee" contained herein. This committee, comprised of Shelby D. Massey, Fred S. Vorsanger and Neely E. Cassady met two times and held one special telephonic meeting during fiscal 1995. The Compensation Committee has established a special subcommittee thereof comprised of Neely
E. Cassady and Fred S. Vorsanger for the purpose of administering the Company's performance-based compensation plans. The special subcommittee met two times during fiscal 1995. The Board has an audit committee to assist it in fulfilling its fiduciary responsibilities for the financial reporting of the Company. Members of the audit committee are Fred S. Vorsanger, Neely E. Cassady and John H. Tyson. The audit committee met four times during fiscal 1995.

The Board held four regularly scheduled meetings in fiscal 1995. All current directors attended all of the meetings.

               EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows all the cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Senior Chairman, the Chairman and Chief Executive Officer, and the three highest paid executive officers of the Company for such period in all capacities in which they served:

                        SUMMARY COMPENSATION TABLE
                                                        Long-Term
Annual Compensation                                Compensation Awards
--------------------                               --------------------
Name and                             Other Annual               All Other
Principal                             Compensa-    Options/    Compensa-
Position  Year     Salary     Bonus      tion       SARs       tion(2,3,4)
===========================================================================
Don Tyson,
 Senior Chairman
  of the Board
        1995     $720,000      --    $973,776(1)      --           $155,562
        1994      630,000    792,000  723,756(1)      --            142,147
        1993      600,000    350,000  784,651(1)      --            153,202

Leland E. Tollett,
 Chairman and Chief
  Executive Officer
        1995     $600,000      --       N/A           --            $55,800
        1994      513,750    660,000    N/A           --             38,776
        1993      485,000    115,000    N/A         12,500           44,335

Donald E. Wray,
 President and Chief
  Operating Officer
        1995     $379,688      --       N/A           --            $31,907
        1994      299,955    247,500    N/A           --             23,551
        1993      267,485    112,719    N/A         12,500           22,997
                              6

Gerald M. Johnston,
 Executive V.P., Finance
        1995     $278,438      --       N/A          2,500          $22,794
        1994      243,830    151,250    N/A           --             19,276
        1993      227,109     98,189    N/A         12,500           19,505
David S. Purtle,
 Executive V.P.,
  Operations, Warehousing
  and Transportation
        1995     $278,438      --       N/A          2,500          $22,794
        1994      246,163    151,250    N/A           --             19,381
        1993      230,137     95,161    N/A         12,500           19,510

(1) In 1995, "Other Annual Compensation" for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $566,046 and $380,245, respectively. In 1994, "Other Annual Compensation" for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $412,637 and $299,539, respectively. In 1993, "Other Annual Compensation" for Mr. Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $435,233 and $339,588, respectively.

(2) In 1995, "All Other Compensation" includes the following for Messrs. Tyson, Tollett, Wray, Johnston and Purtle: (i) Company matching contributions to the Employee Stock Purchase Plan of $36,000; $30,000; $18,984; $13,922 and $13,922 for each named executive, respectively, and
(ii) Company contributions to the Executive Savings Plan of $30,960; $25,800; $12,923; $8,872 and $8,872 on behalf of each named executive, respectively, to match a portion of 1995 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes $88,602, representing the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Tyson for which the Company will be reimbursed for premiums paid.

(3) In 1994, "All Other Compensation" includes the following for Messrs. Tyson, Tollett, Wray, Johnston and Purtle: (i) Company matching contributions to the Employee Stock Purchase Plan of $31,500; $25,687; $14,998; $12,192 and $12,308 for each named executive, respectively, and
(ii) Company contributions to the Executive Savings Plan of $20,230; $13,089; $8,553; $7,084 and $7,073 on behalf of each named executive, respectively, to match a portion of 1994 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes $90,417, representing the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Tyson for which the Company will be reimbursed for premiums paid.

(4) In 1993, "All Other Compensation" includes the following for Messrs. Tyson, Tollett, Wray, Johnston and Purtle: (i) Company matching contributions to the Employee Stock Purchase Plan of $30,000; $24,240; $13,374; $11,356 and $11,507 for each named executive, respectively, and
(ii) Company contributions to the Executive Savings Plan of $34,600; $20,095; $9,497; $8,149 and $8,003 on behalf of each named executive, respectively, to match a portion of 1993 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes $88,602, representing the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Tyson for which the Company will be reimbursed for premiums paid.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR
                  ======================================
The following table shows all individual grants of stock options to the named executives during the fiscal year ended September 30, 1995.
                                                              Potential
                                                              Realizable
                                                               Value at
                                                                Assumed
                                                                Annual
                                                               Rates of
                                                              Stock Price
                                                              Appreciation
                                                                  for
                    Individual Grants                       Option Term (2)
               ==========================                   ===============
                 Number of
                Securities
                Underlying  % of Total
                 Options/  Options/SARs   Exercise
                   SARS     Granted to    or Base
                 Granted     Employees     Price  Expiration
Name               (1)     In Fiscal Year  ($/Sh)    Date     5%      10%
----               ---     --------------  ------    ----    ---      ---
Don Tyson          ---          ---           ---     ---    ---      ---

Leland E. Tollett  ---          ---           ---     ---    ---      ---

Donald E. Wray     ---          ---           ---     ---    ---      ---

Gerald M. Johnston 2,500        .8%        $21.75  4/26/05 $34,196  $86,660

David S. Purtle    2,500        .8%        $21.75  4/26/05 $34,196  $86,660

(1) These shares were granted with respect to the Company's Class A Common Stock for a ten year period beginning as of June 1, 1995. The options do not qualify as "incentive stock options" under the Internal Revenue Code. The option price of $21.75 was the fair market value of the Class A Common Stock on the date of the grant. Vesting at 20% begins on April 26, 1998, the end of the third year, and continues at 20% for each subsequent year until all shares are vested on April 26, 2002. Options not exercised expire on April 26, 2005. Unvested options are forfeited upon termination of employment.

(2) As required by Securities and Exchange Commission rules and regulations, potential realizable values are based on the assumption that the Class A Common Stock price appreciates at the annual rates shown compounded annually from the date of grant until the end of the ten year option term and is not intended to forecast appreciation in stock price.

Tyson's stock price at the end of the ten year term based on a 5% appreciation would be $35.42 and on a 10% appreciation would be $56.41.

                     OPTION/SAR EXERCISES AND HOLDINGS
                     =================================
The following table sets forth information with respect to the named executives concerning unexercised options and SARs held as of the end of the fiscal year.
            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION/SAR VALUES
===========================================================================
                                          Number of
                                          Securities       Value of
                                          Underlying       Unexercised
                                          Unexercised      In-the-Money
                                          Options/SARs     Options/SARs
                                          at FY-End        at FY-End(1)
                                          ---------------- ----------------
                   Shares
                 Acquired on      Value
Name               Exercise      Realized Unexercisable(2) Unexercisable(2)
----               --------      -------- ---------------- ----------------
Don Tyson              ---            ---            ---             ---

Leland E. Tollett   27,000       $448,875         12,500         $65,625

Donald E. Wray      30,000        461,250         12,500          65,625

Gerald M. Johnston  24,000        342,000         15,000          78,437

David S. Purtle     30,000        465,000         15,000          78,437

(1) Amounts represent the market value ($26.875) less the exercise or base price for all shares underlying unexercisable options as of September 30, 1995.

(2) There were no exercisable options held by the named executives at September 30, 1995.

Director Compensation
---------------------
Neely E. Cassady, Fred S. Vorsanger, Lloyd V. Hackley and Shelby D. Massey, outside directors serving on the board, receive an annual retainer of $25,000, while Don Tyson, Leland E. Tollett, Joe F. Starr, John H. Tyson, Barbara A. Tyson and Donald E. Wray, directors who are also employees of the Company, receive $2,000 per meeting. Outside directors are compensated at the rate of $1,000 per day for time spent on board-related activities.

Arrangement Upon Termination of Employment
------------------------------------------
The Company has an employment contract with Don Tyson which provides for his active employment at a minimum salary of $720,000 per annum through December 31, 1996, which employment is automatically extended for successive one year periods thereafter, unless terminated by either the Company or Mr. Tyson upon proper notice. If Mr. Tyson becomes disabled while serving as a full-time employee of the Company, he would be entitled to an annual salary during the period of such disability in an amount equal to the lesser of (i) one-half of his average total compensation (salary plus bonuses) for the three years immediately prior to the date of his disability, or (ii) $720,000, as adjusted to reflect increases in the Consumer Price Index. In the event of his death while serving as a full-time employee of the Company, annual payments would be made to his heirs for a period of ten years in an amount equal to (i) 50% of his average annual salary for the three years immediately prior to the date of his death, or (ii), if Mr. Tyson dies while receiving disability payments, the amount of his annual disability benefits. The death and disability benefits are funded by life insurance paid for by the Company of which it is also the sole beneficiary. Upon Mr. Tyson's retirement from active employment, he will receive for the remainder of his life annual compensation for certain advisory services he has agreed to perform, an amount equal to his disability benefits, calculated from the date of his retirement. The contract provides that the Company may not merge or consolidate with any other organization unless such organization expressly assumes the duties of the Company set forth in the contract. Accordingly, the contract could have the effect of deterring attempts to acquire control of the Company which involve such transactions and are opposed by Mr. Tyson.

                     REPORT OF COMPENSATION COMMITTEE

The Compensation Committee (the "Committee") of the Board of Directors was comprised during fiscal 1995 of Messrs. Shelby D. Massey, Fred S. Vorsanger and Neely E. Cassady. The Committee oversees the administration of the Company's employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions relating to certain of the Company's compensation plans which require approval and administration solely by a committee comprised of "outside/disinterested directors." Effective November 18, 1994, the Committee approved the formation of a special subcommittee (the "Special Committee") comprised of Messrs. Vorsanger and Cassady for the purpose of administering awards under the Company's performance-based compensation plans as required by the Omnibus Budget Reconciliation Act of 1993 ("OBRA").

The following is a report submitted by the above-listed committee members in their capacity as the Compensation Committee of the Board of Directors, addressing the Company's compensation policy as it related to executive officers for fiscal 1995.

Compensation Policy
-------------------
The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation with bonuses based upon corporate performance and individual initiatives and performance. Measurement of corporate performance is primarily based on Company goals and industry performance levels. Accordingly, in years in which performance goals and industry levels are achieved or exceeded, executive compensation tends to be higher than in years in which performance is below expectations. Annual cash compensation, together with the payment of equity-based, incentive and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers, and management in general, are eligible for and do participate in incentive and deferred compensation plans.

In 1993, Congress enacted OBRA which, among other things, provides that compensation paid to certain covered executive officers in excess of $1,000,000 annually does not qualify for deduction by the Company unless such compensation is "performance-based." For fiscal 1995, OBRA is not expected to have an impact or result in the loss of a deduction with respect to cash compensation paid to the Company's executives. With respect to stock-based compensation, the Company's Amended and Restated Nonstatutory Stock Option Plan takes advantage of an exemption from OBRA for stock option grants.

Performance Measures
--------------------
In evaluating annual executive compensation, the Committee examines earnings per share, return on equity, sales growth and total return to shareholders. These factors are compared with problems and advantages that are unique to the industry, performance in prior years and performance of other companies in the industry. Although the Company has a diversified food products line, approximately 75% of the Company's revenues in fiscal 1995 was derived from the sale of poultry and poultry products. Accordingly, the Company believes that its performance should be compared to that of other companies that are primarily poultry or poultry-product oriented to evaluate management performance. Therefore, the Company compares its performance against a peer industry group currently consisting of Hudson Foods, Inc., WLR Foods, Inc., Pilgrim's Pride Corporation, Sanderson Farms, Inc., Golden Poultry Company, Inc. and Cagle's, Inc. Although there are other producers of poultry and poultry products, the Committee believes that the percentage of poultry sales to total sales of the foregoing group more closely represents that of the Company.

Fiscal 1995 Compensation
------------------------
For fiscal 1995, the Company's executive compensation program consisted of
(i) base salary, adjusted from the prior year, (ii) matching contributions to incentive and deferred compensation plans, (iii) stock option grants under the Company's Nonstatutory Stock Option Plan, (iv) restricted stock grants under the Company's Restricted Stock Bonus Plan and (v) contributions under the Company's broad-based Stock Purchase Plan which are fixed as a percentage of employee participant contributions. No cash bonuses were paid to executive officers in fiscal 1995.

Base Salary
-----------
Executives' base salaries are reviewed annually to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. In reviewing base salaries, national surveys prepared by third-party consultants are utilized. The surveys are not limited to the Company's peer industry group but rather are comprised of regional and national companies of similar size and complexity. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, potential with the Company and level and scope of responsibility. The Committee believes that the base salaries of the Company's executive officers as a whole approximate the median level derived from comparative survey data.

Cash Bonuses
------------
Cash bonuses are awarded to executives from a bonus pool determined annually by the Committee upon the recommendation of management. The amount of the bonus pool is based upon a subjective determination after considering a number of factors including attainment of performance goals, prior year's performance, performance of the peer industry group, general economic conditions, and the relative mix between cash and long-term compensation. Individual bonuses are subjectively determined from the bonus pool based upon individual performance and responsibility. The Company's objective is to obtain financial performance that achieves several goals over time -- including a return on equity above 15% and sales and earnings-per-share growth of 10% or more. Additionally, the Company examines total return to shareholders in relation to total return provided in prior years and industry performance.

A number of events occurred in fiscal 1995 that affected achievement of the Company's performance goals including (i) excess supply of competing meats,
(ii) increasing grain costs, (iii) the Mexican peso devaluation, and (iv) margin pressures from the Company's partially integrated pork operations. Fiscal 1995 earnings per share increased by 10.2% over 1994 (excluding the 1994 writedown of assets), with a total increase over five years of 67.8%, or a compounded annual growth rate of 10.9%. Further, sales increased 7.8% during 1995 with a total increase over five years of approximately 44.1% or 7.6% compounded annually. Return on average quarterly shareholders' equity for 1995 was approximately 16.0% compared to 14.1% in 1994. Total return to shareholders (total stock price plus reinvested dividends) for 1995 was 12.3%, compared to 12.5% in 1994, with a total return over the past five years of 108.9%.

Despite the challenges posed by the other factors described above, the dedicated efforts of its executives allowed the Company to achieve positive financial performance. However, because the Company did not achieve all of its performance objectives and because of the operating environment currently present in the industry, the Committee did not approve bonuses for executive officers and markedly reduced the overall bonus pool.

Stock Based Compensation
------------------------
The Committee approves long-term compensation from time to time in the form of stock-based compensation with a view towards more closely aligning the interests of executives and other managers with the interests of shareholders. The Committee believes that stock options are an effective incentive for executives and managers to create value for shareholders since the value of an option bears a direct relationship to appreciation in the Company's stock price. The determination of whether to grant stock options, whether on an aggregate or individual basis, is in the discretion of the Committee. In making such determination, the Committee reviews the Company's performance as determined by the price of its stock, the relation of long-term compensation to cash compensation, the perceived need of providing additional incentives to executives and managers to increase shareholder value, the number and frequency of option grants in prior years and individual performance and potential contribution to the Company. Based upon these factors, the Committee, during fiscal 1995, granted options to purchase a total of 297,800 shares of Class A Common Stock to executive officers and managers at an exercise price of $21.75 per share, which equaled the fair market value of the stock on the date of grant. (Such options were not Incentive Stock Options under the Internal Revenue Code which means that the officers will have to pay taxes upon the exercise of the options and the Company will receive a corresponding tax deduction.) In light of previous grants and existing compensation levels, the Committee did not deem it appropriate to grant options to the Company's three most senior executive officers as described in the Summary Compensation Table.

In addition to the foregoing, the Committee awarded an aggregate of 6,500 restricted shares of Class A Common Stock to certain executives under the Company's Restricted Stock Bonus Plan.

Senior Chairman and CEO Compensation
------------------------------------
The general approach used in setting the base compensation for Don Tyson, the Company's Senior Chairman, and Leland E. Tollett, Chairman and Chief Executive Officer, is to provide compensation which is competitive with that of other companies of similar size, while encouraging and rewarding corporate performance in line with the interests of shareholders. While Mr. Tyson's base salary is set by contract, the Committee believes that Mr. Tollett's base salary is below the median level of compensation for similar positions in similar sized companies.

Effective for fiscal 1995, the Special Committee (with the approval of the Shareholders of the Company) adopted the Executive Bonus Plan for Messrs. Tyson and Tollett in order to comply with the provisions of OBRA. The performance-based plan provided that Messrs. Tyson and Tollett were entitled to receive a pro-rata percentage of a "bonus pool" to be funded up to an annual aggregate maximum amount in any fiscal year equal to 1% of the Company's pre-tax income (as defined in the plan) for the fiscal year plus
 .5% of the increase in pre-tax income over the previous fiscal year. The Special Committee retained full discretion to reduce or eliminate bonus payments otherwise payable under the Executive Bonus Plan.

Based upon Messrs. Tyson's and Tollett's pro-rata percentage of the bonus pool, the Special Committee has determined that they would have been eligible for a cash bonus in fiscal 1995 of $2,444,284 and $1,047,551, respectively. However, because (i) no bonuses were being granted to other executives and (ii) Messrs. Tyson and Tollett made it clear that they would not accept any bonuses if granted, the Special Committee did not award any bonuses to either Mr. Tyson or Mr. Tollett.

Summary
-------
The Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1995 adequately reflect the Company's compensation goals and policies.

                                               Shelby D. Massey
                                               Fred S. Vorsanger
                                               Neely E. Cassady

                            COMPANY PERFORMANCE
                            -------------------

The following graph shows a five year comparison of cumulative total returns for the Company, the S&P 500 composite index and an index of peer companies selected by the Company.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    (Tyson Foods, S&P 500, Peer Group)
              ===============================================
              Base     Return     Return     Return     Return     Return
              Sept.    Sept.      Sept.      Sept.      Sept.      Sept.
              1990     1991       1992       1993       1994       1995
              =====    ======     ======     ======     ======     ======
Tyson Foods   100      150.23     172.75     165.32     186.19     209.19

S&P 500       100      131.07     145.54     164.47     170.55     221.28

Peer Group
Weighted      100      109.63     118.78     150.71     202.29     184.40
Average
                    ===================================
                    Source S&P Compustat Services, Inc.

The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 1990.

The above graph compares the performance of the Company with that of the S&P 500 Composite, and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: Hudson Foods, Inc., WLR Foods, Inc., Pilgrim's Pride Corp., Sanderson Farms, Inc., Golden Poultry Company, Inc. and Cagle's, Inc. These companies were approved by the Compensation Committee.

                           CERTAIN TRANSACTIONS
                           ====================

The Company has historically engaged in loans, lease agreements and other transactions with various of its officers, directors and their affiliates. The following summarizes such transactions in excess of $60,000 to which the Company was a party during fiscal 1995. The Company anticipates that it will continue to engage in similar transactions with such persons in the future.

Loans
-----
During fiscal 1995, other than for ordinary travel and expense payments, the Company has made no loans or advances to any of its officers, directors or affiliates.

Other Transactions
------------------
The following list is a summary of transactions between the Company and its executive officers, directors, nominees, principal shareholders and other related parties. Most of the farm leases are for specialized swine farrowing and rearing facilities. Because of the specialized nature of the Company's business, certain investors, some of whom are directors and officers, have agreed to build swine or poultry facilities designed to meet the Company's particular requirements. These facilities are generally leased for between three and ten year terms with renewal options in favor of the Company. The Company anticipates that it will continue such leases under terms of the respective renewal options.

1. During fiscal 1995, the Company leased certain farms from the following with aggregate lease payments as follows: (i) Don Tyson, $759,000; (ii) a partnership, of which John H. Tyson and the Estate of Randal Tyson are partners, $336,000; (iii) a partnership in which Joe F. Starr and the children of Don Tyson, including John H. Tyson, are partners, $1,313,080;
(iv) the Tyson Children Partnership of which John H. Tyson is a partner $678,000; (v) Estate of Randal Tyson, $133,333; (vi) Estates of John and Helen Tyson, of which Don Tyson is executor, $27,960; (vii) Leland E. Tollett, $248,841; (viii) certain entities controlled by Joe F. Starr, $105,500; (ix) Gerald M. Johnston, $467,105; (x) a partnership in which Gerald M. Johnston and Donald E. Wray are among the partners, $98,880; and
(xi) entities of which L. Wayne Britt, Senior Vice President, International Division, is affiliated, $600,148.

2. The Company has an aircraft operation agreement with the Estates of John and Helen Tyson, on a month-to-month basis with aggregate obligations of $230,592 for fiscal 1995. Additionally, the Company has a lease arrangement with Don Tyson for the use of a boat with aggregate payments of $73,880.

3. The Company is leasing various properties including four hatcheries, a cold storage distribution facility and the Company's administrative offices from the Tyson Foods, Inc. Employee Profit Sharing Trust for terms ending November 1998 with aggregate lease payments of $3,621,727 during fiscal 1995.

4. A subsidiary of the Company, Cobb-Vantress, Inc., has a contract for a breeder hen Research and Development farm with Leland E. Tollett with aggregate payments of $633,808 during fiscal 1995.

5. Certain persons, including some officers and directors, are engaged in poultry and swine growout operations whereby these persons purchase from the Company baby chicks, feeder pigs, feed, veterinary and technical services, supplies and other related items necessary to grow these livestock to market age, at which time they are sold either to the Company or to unrelated parties. For fiscal 1995, the purchases from the Company of the above-enumerated items, which were at fair market value, by such persons were: Don Tyson, $6,286,018; Joe F. Starr, $1,632,964; Barbara A. Tyson, $1,460,291; John H. Tyson, $1,458,742; and a partnership with which
L. Wayne Britt was affiliated, $273,469.

6. The Company has a contract for poultry growout services with an entity in which Donald E. Wray and Gerald M. Johnston are partners with aggregate payments of $182,690 during fiscal 1995.

7. The Company has entered into an agreement with entities of which Don Tyson is a principal, with respect to the operation of a waste water treatment plant which is located adjacent to and services the Company's chicken processing facility in Nashville, Arkansas, with aggregate payments by the Company of $2,651,752 for fiscal 1995 pursuant to such agreement.

Additionally, the Company has entered into an agreement with the Tyson Limited Partnership and another entity in which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services a processing facility in Springdale, Arkansas, with aggregate payments by the Company of $1,867,078 for fiscal 1995 pursuant to such agreement.

   COMPLIANCE WITH SECTION 16(a) of the SECURITIES EXCHANGE ACT of 1934
   =====================================================================

The Company's directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the Securities and Exchange Commission.

Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year all filing requirements applicable to directors and executive officers have been complied with.

                          AUDITORS TO BE PRESENT
                          ======================

A representative of Ernst & Young LLP, the Company's auditors for fiscal 1995 and the current year, is expected to be in attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.


                           SHAREHOLDER PROPOSALS
                           =====================

Proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company on or before August 10, 1996, in order to be eligible for inclusion in the Company's proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

                         EXPENSES OF SOLICITATION
                         ========================

The cost of soliciting proxies will be borne by the Company. Solicitations may be made by officers, directors and employees of the Company personally or by mail, telephone, telegraph or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

                     ADDITIONAL INFORMATION AVAILABLE
                     ================================

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY'S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF NOVEMBER 20, 1995, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF CAPITAL STOCK OF THE COMPANY.

                               OTHER MATTERS
                               =============

So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

                                    By Order of the Board of Directors



                                             Mary Rush
                                             Secretary

December 6, 1995